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                                                                   EXHIBIT 99.1



[Corporate Logo]

TEKELEC                             NEWS RELEASE



FOR IMMEDIATE RELEASE
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Contacts:
Eric Randerson
Director, Investor Relations
818/880-7821
erik.randerson@tekelec.com


Tekelec Announces Proposed Offering of Convertible Subordinated Discount Notes

Calabasas, CA (Tuesday, October 19, 1999): Tekelec (Nasdaq NM:TKLC) today announced that it intends to raise approximately $100 million in gross proceeds from the issuance of convertible subordinated discount notes ($115 million if the over-allotment option is exercised in full). The notes will be offered in the United States only to qualified institutional buyers and institutional accredited investors pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. The notes may also be offered outside the U.S. in accordance with Regulation S under the Securities Act. The notes will be convertible into shares of Tekelec's common stock and will have a five-year term.

The net proceeds of the offering will be used by Tekelec to refinance the $100 million in subordinated notes issued in connection with the acquisition of IEX Corporation, and any excess will be used for working capital and other general corporate purposes. The offering is subject to market conditions and other factors.

The notes to be offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

Tekelec, a supplier of signaling and control systems, develops network switching and diagnostic solutions for telecommunications networks. The company also provides products and solutions for call centers and other telecommunications markets. Tekelec has its headquarters in Calabasas, California, and divisions in Morrisville, North Carolina, and Richardson, Texas. For more information, please visit www.tekelec.com.